Exhibit 99.1

NEWS RELEASE
For Immediate Release
December 11, 2007

CHESAPEAKE CORPORATION ELECTS DIRECTOR

RICHMOND, VA. -- The Board of Directors of Chesapeake Corporation (NYSE:CSK) has elected Mary Jane Hellyar, executive vice president of Eastman Kodak Company and president of Kodak’s Film Products Group, a director of Chesapeake.  She will replace Dr. Frank S. Royal, a Chesapeake director since 1990, who has retired for health reasons.

Hellyar joined Eastman Kodak in 1982 as a research scientist and has served in a number of positions, including general manager, Consumer Film Business, and president, Display and Components Group.  She has a bachelor’s degree in chemistry and mathematics from the College of St. Catherine in St. Paul, Minn., master’s and doctoral degrees in chemical engineering from Massachusetts Institute of Technology and an MBA degree in the management of technology from the Sloan School at the Massachusetts Institute of Technology.

“We are pleased to have Dr. Hellyar join our board of directors and look forward to her contributions, especially in the areas related to her knowledge of and experience with retail and industrial marketing,” said Sir David Fell, chairman of the Chesapeake board of directors.

Royal, a physician in Richmond, Va., served on all the standing committees on Chesapeake’s board during his tenure, including chairing the corporate governance and nominating committee.

“Frank Royal has been a sage voice of experience in corporate governance matters on Chesapeake’s board and his fellow directors have benefitted from his broad experience as a corporate director,” said Fell.  “We will miss him in our board meeting room.”

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Chesapeake Corporation protects and promotes the world’s great brands as a leading international supplier of value-added specialty paperboard and plastic packaging. Headquartered in Richmond, Va., the company is one of Europe’s premier suppliers of folding cartons, leaflets and labels, as well as plastic packaging for niche markets.  Chesapeake has 47 locations in Europe, North America, Africa and Asia and employs approximately 5,500 people worldwide.

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Media Relations Contact:
Joseph C. Vagi
Manager - Corporate Communications
(804) 697-1110
joe.vagi@cskcorp.com
www.cskcorp.com

Investor Relations Contact:
Joel K. Mostrom
Executive Vice President & Chief Financial Officer
(804) 697-1147
joel.mostrom@cskcorp.com
www.cskcorp.com